SANTANDER BANCORP

SELECTED CONSOLIDATED FINANCIAL INFORMATION:

(DOLLARS IN THOUSANDS)

	For the Quarters Ended					Six Months Ended June 30,
	June 30,	June 30,	March 31,	2Q05/2Q04	2Q05/1Q05
	2005	2004	2005	Variation	Variation	2005	2004	Variation

Interest Income	$ 103,456	$ 86,126	$ 100,750	20.1%	2.7%	$ 204,206	$ 171,953	18.8%
Tax equivalent adjustment	2,786	4,375	4,534	-36.3%	-38.6%	7,321	9,115	-19.7%
Interest income on a tax equivalent basis	106,242	90,501	105,284	17.4%	0.9%	211,527	181,068	16.8%
Interest expense	49,788	32,496	45,280	53.2%	10.0%	95,068	64,346	47.7%
Net interest income on a tax equivalent basis	56,454	58,005	60,004	-2.7%	-5.9%	116,459	116,722	-0.2%
Provision for loan losses	4,050	6,000	6,700	-32.5%	-39.6%	10,750	14,750	-27.1%

Net interest income on a tax equivalent basis after provision	52,404	52,005	53,304	0.8%	-1.7%	105,709	101,972	3.7%
Other operating income	25,942	23,037	21,047	12.6%	23.3%	46,989	47,694	-1.5%
Gain on sale of securities	415	100	16,960	315.0%	-97.6%	17,376	9,003	-93.0%
Gain on sale of loans	6,127	(55)	1,081	-11240.0%	466.8%	7,207	157	-4490.4%
Gain on sale of building	-	-	-	N/A	N/A	-	2,754	-100.0%
Other operating expenses	54,706	54,658	55,391	0.1%	-1.2%	110,097	108,727	1.3%
Income on a tax equivalent basis before income taxes	30,182	20,429	37,001	47.7%	-18.4%	67,184	52,853	27.1%
Provision (credit) for income taxes	8,141	8	6,958	101662.5%	17.0%	15,099	2,477	509.6%
Tax equivalent adjustment	2,786	4,375	4,534	-36.3%	-38.6%	7,321	9,115	-19.7%
NET INCOME (LOSS)	$ 19,255	$ 16,046	$ 25,509	20.0%	-24.5%	$ 44,764	$ 41,261	8.5%

SELECTED RATIOS:

Per share data (1):
Earnings (loss) per common share	$ 0.41	$ 0.34	$ 0.55			$ 0.96	$ 0.88
Average common shares
outstanding **	46,639,104	46,639,104	46,639,104			46,639,104	46,639,104
Common shares outstanding
at end of period **	46,639,104	46,639,104	46,639,104			46,639,104	46,639,104
Cash Dividends per Share	$ 0.16	$ 0.11	$ 0.16			$ 0.32	$ 0.11

(1) Per share data is based on the average number of shares outstanding during the period.
Basic and diluted earnings per share are the same.
**After giving retroactive effect to the stock dividend declared on July 9, 2004